Investor Presentation April 21, 2014 Second-Step Conversion Offering Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-192966 April 21, 2014

Free Writing Prospectus
New Investors Bancorp, Inc. (“New Investors Bancorp”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents New Investors Bancorp has filed with the SEC for more complete information about New Investors Bancorp and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, New Investors Bancorp or the underwriters participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling toll-free 1-
877-822-4089.
Forward Looking Statements and Risk Factors
This presentation contains forward-looking information for New Investors Bancorp, Inc. Such information constitutes forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) which involve significant risks and uncertainties. Please refer to the discussion of the risk factors set forth in the prospectus for those factors that may cause actual results to differ materially from the results discussed in these forward-looking statements.

3 I. Offering Summary

Offering Summary
Issuer:
New Investors Bancorp, Inc., a newly formed Delaware corporation
(1)
Exchange / Symbol:
NASDAQ / ISBC
Price Per Share:
$10.00
Shares Offered:
170,000,000 (Minimum) to 264,500,000 (Adjusted Maximum)
Gross Proceeds:
$1.7 billion (Minimum) to $2.6 billion (Adjusted Maximum)
Exchange Ratio:
2.6698x (Maximum)
Maximum Purchase Limitations:
$8.0 million individual / $50.0 million group
Bookrunners:
RBC Capital Markets | Keefe, Bruyette & Woods | Sandler O’Neill +
Partners, L.P.
Lead Managers:
Barclays | Deutsche Bank Securities  | J.P. Morgan
Co-Managers:
Sterne Agee | Boenning & Scattergood, Inc.
Expected Subscription Offering Results:
April 25, 2014
Expected Pricing:
May 1, 2014
Source: Firm Commitment Underwriting Offering Prospectus.
(1)  Created in connection with the conversion of Investors Bancorp, MHC from a mutual holding company to a stock holding company form of organization.

Pro Forma Financial Information
Appraisal
Maximum
Number of Shares Offered: 230.0 million
Pro Forma Shares Outstanding: 373.9 million
Pro Forma Market Capitalization: $3.7 billion
Pro Forma Tangible Equity / Tangible Assets:
(1)
18.7%
Price / Pro Forma Tangible Book Value:
(1)
1.12x
Price / Pro Forma EPS:
(1)
32.3x
Peers
Peer Median
(2)
Price / Tangible Book Value: 1.64x
Price / EPS:
(3)
16.4x
Source: Firm Commitment Underwriting Offering Prospectus except for peer data per SNL Financial.
(1) For the year ended December 31, 2013, pro forma for second-step conversion offering.
(2) Market data as of April 17, 2014. Peer group consists of AF, DCOM, FFIC, LBAI, NYCB, NWBI, PBCT, PFS, SBNY, STL, VLY, WBS, SUSQ, NPBC, FULT, and ORIT.
Note that the peer set differs from the independent appraisal peer set in the prospectus. Financial data as of December 31, 2013.
(3)   EPS for the twelve months ended December 31, 2013.

Conversion Structure
Public Stockholders
(Including the Charitable
Foundation)
New Investors Bancorp
Investors Bank
100% of
common
stock
Public Stockholders
(Including the Charitable
Foundation)
Old Investors Bancorp
Investors Bank
Investors Bancorp, MHC
12/31/2013 Pro-Forma
100% of
common
stock
38% of
common
stock
62% of
common
stock
100% of
common
stock
Source: Firm Commitment Underwriting Offering Prospectus.

7 II. Investment & Company Highlights

Norwalk
Stamford
Greenwich
White Plains
Yonkers
Wayne
Paterson
Passaic
North Bergen
New York
Levittown
Hempstead
Newark
New Brunswick
Trenton
Levittown
Camden
Toms River

investorsBancorp, INC.

Largest Bank Headquartered in
New Jersey and Fifth Largest in Metro NY
(1) (2)
Branches (129)
History
Founded in 1926
Completed $516 million first-step conversion in
October 2005
Transformed from a wholesale thrift into a high
performing commercial bank
Competitive Strategy
Community involvement and engaged
employee base differentiate Investors from
other banks, particularly large banks
Source: SNL Financial and company reports.  Deposit figures shown as of June 30, 2013.
(1) Ranked by assets and excludes Bank of New York Mellon.
(2) Pro forma as of December 31, 2013 for Gateway Community Financial Corp and second-step offering net proceeds assuming the maximum of the appraisal range.
(3) Pro forma for pending acquisitions.
Largest NJ Headquartered Institutions
(3)
Deposit
Ranking Institution
Total
Assets
($bn)
NJ
Deposits
($bn)
NJ
Branches
1 Investors Bancorp 18.0 9.1 104
2 Valley National Bancorp 16.2 8.6 168
3 Provident Financial Services 8.4 5.7 86
4 Columbia Bank 4.5 3.2 44
5 Sun Bancorp 3.1 2.7 55
(2)
Key Statistics
Total Assets
(2)
$18.0 billion
2013 ROAA / ROAE 0.83% / 10.0%
Market Cap
(2)
$3.7 billion

Investment Rationale
$18 billion in total assets
(1)
, commercial focused bank operating in some of the best markets in the U.S.
Experienced management team with track record of successful capital deployment
- Transformed Investors from a wholesale thrift into a high performing commercial bank
- Fully leveraged first-step conversion proceeds through organic growth, acquisitions and repurchase of approximately 30% of shares issued in first-step as of December 31, 2013
- Total return of over 166% since 2005 first-step conversion offering
(2)
Meaningful growth opportunities
- New York and Philadelphia metro markets dominated by large banks against which Investors competes effectively
- Continued commercial build out focused on C&I lending
- Numerous acquisition opportunities within footprint
Strong profitability and asset quality
Attractively valued vs. peers
(1) Total assets as of December 31, 2013, pro forma for Gateway Community Financial Corp and second-step offering net proceeds assuming the maximum of the appraisal range.
(2) For the period beginning on October 12, 2005  and ending April 17, 2014.

Experienced Management Team
Executive Role
Years at
Investors
Years of Financial
Services Experience
Kevin Cummings Director, President & Chief Executive Officer 11 36
Domenick Cama Director, Senior EVP, Chief Operating Officer 11 40
Thomas Splaine SVP, Chief Financial Officer 9 25
Richard Spengler EVP, Chief Lending Officer 10 31
Paul Kalamaras EVP, Chief Retail Banking Officer 6 33
Daniel Harris SVP, Technology & Operations 6 35
Thomas Stackhouse SVP, Chief Credit Officer 5 27
Joseph Orefice SVP, Commercial Real Estate Lending 5 25
Mark Noto SVP, Business Lending 2 30
Dennis Budnick SVP, Chief Culture Officer 2 24

2006 2007 2008 2009 2010 2011 2012 2013
Organic Acquisitions
$15.9
$12.7
$10.7
$9.6
$8.4
$6.4
$5.7
$5.6
Investors has grown assets at a 15% compounded annual growth rate (“CAGR”) through a balance of organic growth and acquisitions
Growth Since First-Step Conversion
($ in billions)
Source: SNL Financial and company reports. 2013 assets are pro forma for Gateway Community Financial Corp. acquisition,
Note: Figures shown as of fiscal year end. Years 2006 to 2009 reflect June 30 fiscal year end.  Years 2010 to 2013 reflect December 31 fiscal year end, as
Investors changed its fiscal year end to December 31 in 2009.

Source: SNL Financial and company reports. 2006 data as of fiscal year end June 30, 2006. 2013 data as of fiscal year end December 31, 2013.
Loan CAGR: 22%
Core Deposit CAGR: 33% Branch CAGR: 15%
Interest Earning Assets CAGR: 15%
1-4 Family
Multi-family
C&I
CRE
Other
Cash and
Securities
Loans
($ in millions)
Jumbo CDs
Retail CDs
MMDA &
Savings
DDA
Franchise Transformation
Interest Earning Assets Total Loans
Deposits Number of Branches
11%
29%
14%
39%
59%
17%
16%
15%
2006 2013
$3,419
$10,719
55%
86%
45%
14%
2006 2013
$5,443 $15,110
4%
2%
19%
31%
90%
44%
2006 2013
$2,983 $13,065
46
129
2006 2013

Opportunistic and Disciplined Acquiror
Investors has completed 8 whole bank and branch acquisitions since 2008, growing its asset and deposit base significantly while generating only $78 million in goodwill
January 2014
Gateway Community
Financial (MHC)
4 branches in NJ
$287 million in assets
$255 million in deposits
Merger of mutual
enterprises
December 2013
Roma Financial
Corporation (MHC)
26 branches in NJ
$1,632 million in assets
$1,341 million in deposits
$113 million transaction
value (1)
0.53x Minority TBV
October 2012
Marathon Banking
Corporation
13 branches in NY and NJ
$787 million in assets
$777 million in deposits
$135 million transaction
value
1.51x TBV / 5.8% deposit
premium
January 2012
Brooklyn Federal
Bancorp, Inc. (MHC)
5 branches
$386 million in deposits
$2.9 million transaction
value (1)
0.25x Minority TBV
Subsequent commercial
loan sale / hedge
October 2010
Deposit Franchise of
Millennium bcpbank
17 branches in NJ, NY &
MA
$600 million in deposits
0.11% deposit premium
$200 million in performing
loans
October 2009
6 NJ Branches from
Banco Popular
North America
6 branches
$227 million in deposits
1.0% deposit premium
No loans acquired in the
transaction
May 2009
American Bancorp
of New Jersey
5 branches
$670 million in assets
$520 million in deposits
$98 million transaction
value
1.01x TBV / 1.2% deposit
premium
June 2008
Summit Federal Bankshares
(MHC)
5 branches
$110 million in assets
$95 million in deposits
Pooling of interests
Source: SNL Financial and company reports. Transaction value, multiples and deposit premiums are as of the announcement date.
(1) Based on consideration to minority stockholders.

Strong and Improving Profitability
Investors has been consistently profitable, with improvement resulting from balance sheet repositioning and expense controls
Source: SNL Financial and company reports. Figures shown as of fiscal year end. Years 2006 to 2009 reflect June 30 fiscal year end. Years 2010 to 2013 reflect December 31 fiscal year end, as Investors changed its fiscal year end to December 31 in 2009. Note: Peer group consists of AF, DCOM, FFIC, LBAI, NYCB, NWBI, PBCT, PFS, SBNY, STL, VLY, WBS,
SUSQ, NPBC, FULT, and ORIT.
(1) 2009 ROAE and ROAA are adjusted for one-time special assessment fee and realized losses on securities. See appendix for reconciliation to GAAP financials.
(2) Efficiency ratio defined as non interest expense / (non interest income + net interest income).
(3) For 2008, 2009, 2012 and 2013, see appendix for reconciliation to GAAP financials.
Net Interest Margin
Efficiency Ratio
(2) (3)
Return on Average Assets
(1)
Return on Average Equity
(1)
Investors
Peer Median
TE / TA: 16.3% 15.0% 12.9% 9.8% 9.0% 8.7% 7.7% 7.9%
2.0%
10.0%
9.3%
7.7%
0.0%
2.0%
4.0%
6.0%
8.0%
10.0%
12.0%
2006 2007 2008 2009 2010 2011 2012 2013
79%
51%
57%
60%
40%
50%
60%
70%
80%
90%
2006 2007 2008 2009 2010 2011 2012 2013
2.06%
3.37%
3.20%
3.37%
1.0%
1.5%
2.0%
2.5%
3.0%
3.5%
4.0%
2006 2007 2008 2009 2010 2011 2012 2013
0.28%
0.83%
0.84%
0.87%
0.00%
0.25%
0.50%
0.75%
1.00%
1.25%
2006 2007 2008 2009 2010 2011 2012 2013

Excellent Credit Quality
Despite strong growth, Investors has maintained superior credit quality and substantially bolstered reserves
Non-Performing Assets / Total Assets Net Charge-Offs / Average Loans
Loan Loss Reserves / Gross Loans
Investors
Peer Median
Source: SNL Financial and company reports. Figures shown as of fiscal year end. Years 2006 to 2009 reflect June 30 fiscal year end.  Years 2010 to 2013 reflect December 31 fiscal year end, as Investors changed its fiscal year end to December 31 in 2009.
Note: Peer group consists of AF, DCOM,  FFIC, LBAI, NYCB, NWBI, PBCT, PFS, SBNY, STL, VLY, WBS, SUSQ, NPBC, FULT, and ORIT.
0.1%
1.0%
0.2%
1.3%
0.0%
0.5%
1.0%
1.5%
2.0%
2006 2007 2008 2009 2010 2011 2012 2013
0.00%
0.17%
0.04%
0.32%
0.00%
0.15%
0.30%
0.45%
0.60%
0.75%
2006 2007 2008 2009 2010 2011 2012 2013
0.21%
1.33%
0.85%
1.18%
0.0%
0.5%
1.0%
1.5%
2.0%
2006 2007 2008 2009 2010 2011 2012 2013

Total Return
Quarterly EPS

investorsBancorp, INC.

Total Return Since First-Step Conversion
Source: SNL Financial, Bloomberg and company reports.  EPS is as-reported, adjusted for non-recurring items. See appendix for reconciliation to GAAP financials.
166% total return since first-step conversion in October 2005, significantly outperforming the broader banking sector
2006
Mar  Jun  Sep Dec
2007
Mar  Jun  Sep Dec
2008
Mar Jun  Sep Dec
2009
Mar  Jun  Sep Dec
2010
Mar Jun  Sep Dec
2011
Mar  Jun  Sep  Dec
2012
Mar Jun  Sep Dec
2013
Mar Jun  Sep Dec
$0.00
$0.05
$0.10
$0.15
$0.20
$0.25
$0.30
(100%)
(50%)
0%
50%
100%
10/12/05
4/17/14
Investors Quarterly EPS Investors Total Return KBW Regional Banking Index (KRX)
7%
CAGR since ISBC First-Step
150%
200%
Investors Total Return
12.2%
KBW Regional Banking Index (KRX) 0.8%
166%

Business Priorities
Continue transition into a commercial bank
-
Increase commercial loans and core deposits
-
Build credit and risk management infrastructure
-
Convert core processing system
Grow organically and through acquisitions in existing markets
Focus on core competencies
-
Safety and soundness: strong asset quality and risk management
-
Expense control
-
Prudent yet efficient capital utilization
Maintain focus on delivering superior customer service
Involvement in communities
-
Continue to promote a higher quality of life in the communities Investors serves through employee volunteer efforts and the Charitable Foundation

Small & Mid-size Banks 18%
Investors 1%
Large Banks 81%

Small & Mid-size Banks 19%
Investors 0.2%
Large Banks 81%

investors Bancorp, INC.

Market Share Opportunities
Source: SNL Financial. Note: Large Banks defined as having over $50 billion in assets.
(1) Excludes institutional deposits (defined as deposits / # of branches) of greater than $4 billion.
Investors has the opportunity to gain share from the large money center & super-regional banks within its footprint
New York City MSA Market Share
(1)
Philadelphia MSA Market Share
(1)
Total Deposits: $1.0 Trillion Total Deposits: $0.3 Trillion
Small market share gains are capable of contributing billions in new loan and deposit growth

Philadelphia MSA
22
NYC MSA
38
New Jersey (1)
7

investors Bancorp, INC.

Numerous Acquisition Opportunities
Note: Public and private banks and thrifts between $500mm - $10bn headquartered in each respective geography (excludes mutuals and MHC’s).
Source: SNL Financial, assets as of December 31, 2013.
(1) Banks in the State of New Jersey not headquartered in the NYC and Philadelphia MSAs.
Total: 67
67 banks in existing markets between $500 million and $10 billion in assets

Use of Proceeds & Capital Management
Use of proceeds and capital management priorities:
-
Repayment of maturing short-term borrowings and investment in short-dated securities
-
Organic growth
-
Cash dividends
-
Share repurchases
-
Acquisitions
Repurchased 30% of shares issued in first-step conversion
Long-term target tangible common ratio of approximately 8%

Positioning for Rising Rates
Historically Investors has been liability sensitive
Consistent with Investors’ transition to a commercial bank business model,
Investors has and continues to:
– Diversify its asset mix with shorter duration commercial loans
– Increase core deposit funding
– Invest primarily in shorter-duration securities
– Use borrowings to hedge interest rate risk
Investment of conversion proceeds into shorter-dated securities will further enhance positioning for rising rates

Summary of First Quarter Results
($000s)
At
March 31,
2014
At
December 31,
2013
Total assets $16,426,309 $15,623,070
Loans receivable, net 13,392,754 12,882,544
Deposits 11,391,228 10,718,811
Borrowed funds 3,372,780 3,367,274
Goodwill and intangibles (1) 109,889 109,129
Stockholders’ equity 1,395,757 1,334,327
Asset Quality Ratios:
Non-performing assets as a percent of
total assets
0.88% 0.95%
Allowance for loan losses as a percent of
total loans
1.33% 1.33%
($000s, except per share amounts) For the Three Months
Ended March 31,
2014 2013
Net income $34,418 $27,167
Earnings per share — basic $0.26 $0.25
Earnings per share — diluted $0.25 $0.25
Return on average assets 0.86% 0.85%
Return on average equity 9.98% 10.10%
Net interest margin 3.36% 3.36%
Efficiency ratio 54.7% 50.0%
Selected Financial Condition Data Selected Operating & Profitability Data
Source: Company reports.
(1) Includes $78 million of goodwill.

Investment Rationale
$18 billion in total assets
(1)
, commercial focused bank operating in some of the best markets in the U.S.
Experienced management team with track record of successful capital deployment
- Transformed Investors from a wholesale thrift into a high performing commercial bank
- Fully leveraged first-step conversion proceeds through organic growth, acquisitions and repurchase of approximately 30% of shares issued in first-step as of December 31, 2013
-
Meaningful growth opportunities
- New York and Philadelphia metro markets dominated by large banks against which Investors competes effectively
- Continued commercial build out focused on C&I lending
- Numerous acquisition opportunities within footprint
(1) Total assets as of December 31, 2013, pro forma for Gateway Community Financial Corp and second-step offering net proceeds assuming the maximum of the appraisal range.
(2) For the period beginning on October 12, 2005 and ending April 17, 2014.
Strong profitability and asset quality
Attractively valued vs. peers
Total return of over 166% since 2005 first-step conversion offering
(2)

24 APPENDIX

Overview of Indicative Valuation Range
Source: Firm Commitment Underwritten Offering Prospectus.
($mm, except per share data) Minimum Midpoint Maximum
Adjusted
Maximum
Shares in Offering 170.0 200.0 230.0 264.5
Shares Issued for Shares of Old Investors Bancorp 105.6 124.2 142.9 164.3
Shares Issued to the Charitable Foundation 1.0 1.0 1.0 1.0
Pro Forma Shares Outstanding 276.6 325.2 373.9 429.8
Implied Exchange Ratio 1.9733x 2.3215x 2.6698x 3.0702x
Proceeds
Gross Proceeds $1,700 $2,000 $2,300 $2,645
Net Income
Pro Forma Earnings Per Share $0.42 $0.35 $0.31 $0.27
Price / Pro Forma Earnings Per Share 23.81x 28.57x 32.26x 37.04x
Stockholders' Equity
Pro Forma Stockholders' equity $2,799.2 $3,070.6 $3,342.0 $3,654.1
Tangible Book Value Per Share $10.12 $9.45 $8.94 $8.51
Price / Tangible Book Value 0.99x 1.06x 1.12x 1.18x
Tangible Equity / Tangible Assets 16.1% 17.4% 18.7% 20.1%

Loan Portfolio
Total Loans by Type Loans by Geography
Business Lending Portfolio
Source: SNL Financial and company reports. Based on regulatory data. Figures shown as of December 31, 2013.
Total: $13.1 billion
Residential Commercial
Total $6.1bn Total $7.0bn
Total $685mm
NJ
77%
NY
14%
Others
9%
1- 4 Family, 44%
Multi-family, 30%
CRE, 19%
C&D, 2%
C&I, 2%
Consumer & Other,
3%
NY
51%
NJ
34%
Other Mid-
Atlantic
15%
Investment Real
Estate
16%
Healthcare
13%
Hotel / Motel
11%
Non Profit
10%
Service
7%
Restaurant
4%
Wholesale
4%
Retail
4%
Less than 4%
Composition
31%

Securities Portfolio
Securities Securities Portfolio Composition
Source: Company reports. Figures shown as of December 31, 2013.
($mm) Carrying Value Est Fair Value
AFS
Equity $7.1 $8.4
GSE Debt 3.0 3.0
Corporate and other 0.7 0.7
MBS
Agency 771.9 772.9
Non-Agency 0.0 0.0
Total AFS $782.8 $785.0
Held-to-maturity:
Debt securities:
GSE $4.5 $4.5
Municipal bonds 15.0 15.5
Corporate and other 29.7 48.6
Mortgage-backed securities:
Agency 782.6 770.5
Non Agency 0.0 0.0
Total HTM Securities $831.8 $839.1
Total Securities $1,614.6 $1,624.1
Agency HTM
48%
Agency AFS
48%
Other
4%

Highly Attractive Banking Markets
Source: SNL Financial, US Census Bureau, Bureau of Economic Analysis. Note: New York City MSA excludes institutional deposits (defined as deposits / # of branches) of greater than $4 billion. New York City MSA is defined as New York – Newark – Jersey City.
(1) Weighted average by MSA.
Investors is well positioned in some of the largest, most dense and affluent markets in the U.S.
State of
New Jersey
New York City
MSA
Philadelphia
MSA
Investors
Weighted
Average
(1)
National
Population:
8,840,746 19,764,907 6,019,190 314,467,933
Projected Population Growth (2013 - 2018):
1.6% 2.4% 1.8% 2.3% 3.6%
Median Household Income (HHI):
$68,482 $62,660 $59,198 $63,049 $51,314
Projected HHI Annual Growth (2013 - 2018):
3.3% 4.1% 4.5% 4.1% 3.0%
Unemployment Rate (Dec. 2013):
6.7% 6.6% 6.4% 6.5% 6.7%
# of Businesses / Square Mile:
54 98 51 92 4
Total Deposits in Market (as of 6/30/2013, mm):
$274,878 $1,082,292 $319,920

Historical Profitability and Asset Quality Ratios
Source: SNL Financial and company reports. Figures shown as of fiscal year end. Years 2006 to 2009 reflect June 30 fiscal year end.  Years 2010 to 2013 reflect December 31fiscal year end, as Investors changed its fiscal year end to December 31 in 2009. Note: Peer group consists of AF, DCOM,  FFIC, LBAI, NYCB, NWBI, PBCT, PFS, SBNY, STL, VLY, WBS, SUSQ, NPBC, FULT, and ORIT.
(1) 2009 ROAE and ROAA are adjusted for one-time special assessment fee and realized losses on securities. See next page for reconciliation to GAAP financials.
(2) Efficiency ratio defined as non interest expense/ (non interest income + net interest income).
(3) For 2008, 2009, 2012 and 2013, see next page for reconciliation to GAAP financials.
2006 2007 2008 2009 2010 2011 2012 2013
Profitability Ratios
Return on Average Equity (1) ISBC 2.0% 2.5% 1.9% 3.9% 7.0% 8.4% 8.7% 10.0%
Peers 9.3% 7.6% 5.3% 3.5% 5.7% 7.5% 7.9% 7.7%
Efficiency Ratio
(2)(3)
ISBC 79% 83% 72% 53% 44% 44% 46% 51%
Peers 57% 61% 56% 59% 58% 57% 58% 60%
Net Interest Margin ISBC 2.06% 1.65% 1.81% 2.38% 3.17% 3.39% 3.40% 3.37%
Peers 3.20% 3.25% 3.37% 3.19% 3.48% 3.60% 3.53% 3.37%
Return on Average Assets (1) ISBC 0.28% 0.39% 0.27% 0.44% 0.70% 0.78% 0.77% 0.83%
Peers 0.84% 0.75% 0.64% 0.46% 0.71% 0.84% 0.91% 0.87%
Asset Quality Ratios
Non-Performing Assets / Total Assets ISBC 0.1% 0.1% 0.3% 1.5% 1.7% 1.5% 1.1% 1.0%
Peers 0.2% 0.3% 0.8% 1.5% 1.9% 2.0% 1.6% 1.3%
Net Charge Offs / Average Loans ISBC 0.00% 0.00% 0.00% 0.00% 0.43% 0.58% 0.43% 0.17%
Peers 0.04% 0.11% 0.20% 0.56% 0.63% 0.59% 0.43% 0.32%
Loan Loss Reserves / Gross Loans ISBC 0.21% 0.19% 0.29% 0.76% 1.14% 1.32% 1.36% 1.33%
Peers 0.85% 0.86% 1.07% 1.30% 1.40% 1.38% 1.31% 1.18%

Non-GAAP Financial Measures
Source: Company reports.
EPS Reconciliation
($mm, except per share data) One-Time Adjustments, Net of Tax EPS
Quarter Ending
Reported Net
Income
Tax Benefit
Related to
DTA
Loss on
Securities OTTI
FDIC
Assessment
Bargain
Purchase
Gain
Acquisition
Expenses
Adjusted Net
Income Reported Adjusted
December 31, 2006 $12.0 ($10.7) $2.2 – – – $3.5 $0.11 $0.03
September 30, 2008 $5.5 – – $2.3 – – – $7.8 $0.05 $0.08
December 31, 2008 ($83.0) – – $90.6 – – – $7.6 ($0.80) $0.07
June 30, 2009 $5.5 – – $0.7 $2.1 – – $8.3 $0.05 $0.08
December 31, 2010 $16.9 – – – – ($1.8) $1.5 $16.6 $0.16 $0.15
March 31, 2012 $18.9 – – – – – $3.7 $22.6 $0.18 $0.21
December 31, 2012 $21.4 – – – – – $4.4 $25.8 $0.20 $0.24
December 31, 2013 $27.5 – – $0.6 – – $3.5 $31.6 $0.24 $0.27
ROAA and ROAE Reconciliation
($mm) One-Time Adjustments, Net of Tax ROAA ROAE
Year Ending
Reported Net
Income OTTI
FDIC
Assessment
Loss on
Conversion
of Like Kind
Securities
Adjusted Net
Income Reported Adjusted Reported Adjusted
June 30, 2009 ($64.9) $93.8 $2.1 $0.5 $31.4 (0.90%) 0.44% (8.1%) 3.9%
Efficiency Ratio Reconciliation
($mm) Reported One-Time Adjustments Adjusted Efficiency Ratio
Year Ending
Net Interest
Income
Non Interest
Income
Non Interest
Expenses
FDIC
Assessment OTTI
Loss on
Conversion
of Like Kind
Securities
Acquisition
Expense
Non Interest
Income
Non Interest
Expenses Reported Adjusted
June 30, 2008 $105.1 $7.4 $80.8 $0.4 – – – $7.8 – 71.8% 71.6%
June 30, 2009 $166.1 ($148.4) $97.8 ($3.6) $158.5 $0.8 – $10.8 $94.2 552.3% 53.2%
December 31, 2012 $372.7 $44.1 $207.0 – – – ($13.3) – $193.7 49.7% 46.5%
December 31, 2013 $435.4 $36.6 $245.7 ($5.6) ($1.0) – – – $239.1 52.1% 50.7%

Investor Presentation